Exhibit 10.1

TERMINATION AGREEMENT

THIS AGREEMENT (the “Agreement”) is made effective as of October 31, 2006 (the “Effective Date”), between FreightCar America, Inc., a Delaware corporation (the “Company”), and John E. Carroll, Jr. (the “Executive”).

WHEREAS, the Company and the Executive entered into an Employment Agreement effective as of December 17, 2004, which Employment Agreement was amended by a First Amendment and a Second Amendment (together referred to as the “Employment Agreement”); and

WHEREAS, the Employment Agreement shall terminate on December 31, 2006; and

WHEREAS, the Company and the Executive now consider it desirable to agree to the terms and conditions of the Executive’s continued employment with the Company for the period after December 31, 2006 and the Executive’s termination of employment from the Company;

NOW THEREFORE, in consideration of the benefits to be derived by the parties under this Agreement, the parties mutually agree as follows:

1. Employment. The Company hereby agrees to continue to employ the Executive, and the Executive hereby agrees to serve the Company as its President and Chief Executive Officer and as an officer of such of the Company’s subsidiaries (if any) as shall be reasonably requested by the Company, and the Executive shall have such responsibilities, duties and authority as are customarily associated with such offices, including the major responsibility of assisting an individual to be appointed Chief Operating Officer (“COO”) of the Company in a successful transition into the Company with the ultimate goal of the COO becoming the Company’s Chief Executive Officer on April 30, 2007. The Executive shall report to the Company’s Board of Directors. The employment of the Executive by the Company pursuant to this Agreement will continue without interruption, following the termination of the Employment Agreement, from January 1, 2007 and will terminate on April 30, 2007 (the “Term”). The terms of the Executive’s employment during the Term shall be as set forth herein. During the Term, the Executive shall continue as a member of the Board of Directors of the Company. During the Term, the Executive shall devote substantially all of his time to the performance of his duties hereunder.

2. Place of Performance. In connection with the Executive’s employment by the Company, the Executive shall be based at the Company’s offices in Johnstown, PA or Chicago, IL, as the Executive shall elect, except for required travel on the Company’s business.

3. Termination. The Executive’s employment shall terminate on April 30, 2007 (the “Termination Date”). The Executive shall be deemed to have resigned as the Company’s President and Chief Executive Officer and as an officer of the Company’s subsidiaries on the Termination Date. The Executive shall resign from the Company’s Board of Directors, and the boards of directors of any subsidiaries of the Company on which he serves, on the Termination Date.

4. Compensation During the Term. During the Term, as compensation and consideration for the performance by the Executive of the Executive’s duties, responsibilities and covenants pursuant to this Agreement, the Company will pay the Executive and the Executive agrees to accept in full payment for such performance the amounts and benefits set forth below:

(a) Salary. During the Term, the Company shall continue to pay the Executive an annual base salary at the rate of $550,000 per year, pro rated for any period of employment less than one year, in accordance with its regular payroll practices.

(b) Bonus. During the Term, the Company shall pay the Executive a bonus equal to the greater of (i) five hundred thousand dollars ($500,000.00) or (ii) one percent (1%) of the Company’s operating earnings before taxes, interest, depreciation and amortization (i.e., EBITDA) for the Term. The Company shall pay the Executive five hundred thousand dollars ($500,000.00) within 15 days of the end of the Term. No later than 30 days after the end of the Term, the Company shall pay the Executive the excess, if any, of the amount provided for in clause (ii) of this paragraph (b) over the amount provided for in clause (i) of this paragraph (b), based on the Company’s unaudited financial statements from January 1, 2007 through March 31, 2007, as reviewed by the Company’s outside auditors, and the Company’s unaudited financial statements for April 2007 using conventional internal income statements prepared in a manner consistent with prior practice.

(c) Expenses. The Executive shall be entitled to receive prompt reimbursement for all reasonable travel and entertainment expenses or other out-of-pocket business expenses incurred by the Executive in fulfilling the Executive’s duties and responsibilities hereunder, including all expenses of travel and living expenses while away from home on business or at the request of and in the service of the Company, provided that such expenses are incurred and accounted for in accordance with the policies and procedures established by the Company.

(d) Other Benefits. The Executive shall be entitled to participate in or receive benefits under any employee benefit plan, arrangement or perquisite made available by the Company at any time during his employment hereunder to its executive employees (collectively the “Benefit Plans”), including without limitation each retirement, thrift and profit sharing plan, group life insurance and accident plan, medical and dental insurance plans, and disability plan, subject to and on a basis consistent with the terms, conditions and overall administration of such plans, arrangements and perquisites; provided, however, that changes may be made to a plan in which executives of the Company participate, including termination of any such plan, arrangement or perquisite, if such changes do not result in a proportionately greater reduction in the rights of or benefits to the Executive as compared with any other executive of the Company or is required by law or a technical change.

(e) Vacations. During his employment hereunder, the Executive shall be entitled to paid vacation in each calendar year, determined in accordance with the Company’s vacation policy. The Executive also shall be entitled to all paid holidays and personal days given by the Company to its executive employees.

(f) Car. During his employment hereunder, the Company shall provide for the Executive a car for his use in Johnstown, PA consistent with the type of car provided to other executives of the Company.

(g) Country Club. During his employment hereunder, the Company shall pay membership and basic dues for the Executive at the Sunnehanna Country Club.

5. Termination Payments. At or after the Termination Date, as compensation and consideration for the performance by the Executive of the Executive’s duties, responsibilities and covenants pursuant to this Agreement, the Company will pay the Executive and the Executive agrees to accept in full payment for such performance, the amounts and benefits set forth below:

(a) Severance Pay. A lump sum cash payment in the amount of one million five hundred thousand dollars ($1,500,000.00) on the last day of the Term.

(b) Post-Termination Medical Plan Coverage. Beginning on the Termination Date and continuing thereafter until the last to die of the Executive and his spouse (to whom the Executive is married on the Effective Date), the Executive and his spouse shall be eligible for continuing coverage (including, without limitation, medical and dental coverage) under the Johnstown America Corporation Salaried Employee Medical, Dental, Individual FSA, Flexible Benefit Plan dated October 28, 1991 (and any successor plan adopted by the Company or comprehensive medical and dental plan of a successor of the Company or of an assignee of a substantial portion of the assets and business of the Company that maintains a medical plan for senior executives) according to the benefit terms and provisions of the such plan applicable to active senior executives of the Company (or successor or assignee of the Company) (the “Medical Plan”) in effect on the Termination Date and regardless of the fact that the Executive has not completed at least 15 years of service with the Company as of the Termination Date; provided, the Executive and his spouse shall receive the benefit of any enhancements in coverage or benefits provided to active senior executives under the Medical Plan from time to time thereafter. Should changes in insurance carriers or modifications of the Medical Plan result in additional out-of-pocket costs to the Executive or his spouse (including, without limitation, deductibles and co-pays for services), the Company will pay such additional costs (grossed up for any such amount that may be taxable to the Executive or his spouse) and the Executive or his spouse shall not be liable for such additional costs without his or her prior written consent. The Executive (or his spouse if surviving the Executive) shall be charged premiums for such coverage in the amount charged to such active senior executives from time to time for such coverage. If at any time the Medical Plan shall be terminated, or for any reason all such coverage above is not provided to the Executive and his spouse (or the survivor of them) under the Medical Plan, the Company (or successor or assignee) shall procure comprehensive medical and dental insurance for the Executive and his spouse in lieu of Medical Plan coverage that is comparable to the Medical Plan, on a benefit-by-benefit and coverage-by-coverage basis, and at the same after-tax cost to the Executive as was last provided under the Medical Plan.

(c) 2005 Option. The parties expressly acknowledge and agree that, absent an intervening Change of Control (as defined under the Company’s 2005 Long-Term Incentive Plan), one-third of the stock options granted to the Executive by the Company on April 11, 2005 will not become vested on the Termination Date and will terminate on the Termination Date.

(d) Computer and Blackberry. Upon the termination of the Executive’s employment, the Executive shall be permitted to retain his laptop computer and all accessories and installed software (including, without limitation, docking station, monitor and laser printer, and all software disks, CDs, DVDs and manuals) and his Blackberry handheld wireless e-mail/cell phone and accessories, and the Company shall assign all software licenses and unexpired hardware warranties to the Executive; provided, that the Executive shall cooperate with the Company to remove all confidential and proprietary Company information from both such devices.

6. Covenant Not to Compete. The Executive acknowledges that, as a key management employee, the Executive has been and will be involved, on a high level, in the development, implementation and management of the Company’ strategies and plans, including those that involve the Company’ finances, research, marketing, planning, operations, industrial relations and acquisitions. By virtue of the Executive’s unique and sensitive position and special background, employment of the Executive by a competitor of the Company represents a serious competitive danger to the Company, and the use of the Executive’s talent and knowledge and information about the Company’s business, strategies and plans can and would constitute a valuable competitive advantage over the Company. In view of the foregoing and in consideration of the payments made to the Executive under Section 5, the Executive covenants and agrees that, for a period of two years after the Termination Date, the Executive will not engage or be engaged, in any capacity, directly or indirectly, including but not limited to as an employee, agent, consultant, manager, executive, owner or stockholder (except as a passive investor holding less than a 5% equity interest in any enterprise) in any business entity engaged in competition with any business conducted by the Company on the Termination Date anywhere in North America. If any court determines that the covenant not to compete contained in this Section 6, or any part hereof, is unenforceable because of the duration or geographic scope of such provision, such court shall have the power to reduce the duration or scope of such provision, as the case may be, to as close to the terms hereof as shall be enforceable and, in its reduced form, such provision shall then be enforceable.

7. Consultation. For sixty (60) days after the Termination Date, the Executive shall make himself reasonably available for consultation with the Company’s Chief Executive Officer by telephone or electronic mail, without additional compensation.

8. Mutual Non-Disparagement. Except as otherwise required by law:

(a) The Executive hereby agrees and covenants that he shall not make any statement, written or verbal, in any forum or media, or take any other action, in disparagement of Company or any subsidiary of the Company. Without limiting the foregoing, the statements prohibited by this section include negative references to Company’s or any subsidiaries’ products, services, corporate policy, officers and/or directors.

(b) The Company and each Company subsidiary hereby agree and covenant that they shall cause all officers, directors and human resources personnel of Company and each subsidiary to refrain from making any statement, written or verbal, in any forum or media, or taking any other action, either directly or indirectly through the officers or employees of Company or any subsidiary, in disparagement of the Executive. Without limiting the foregoing, the statements prohibited by this section include negative references to the Executive’s service as an employee, officer, director or board member of Company or a subsidiary.

9. Miscellaneous.

(a) Binding Agreement. This Agreement and all rights of the Executive hereunder shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die while any amounts would still be payable to him hereunder if he had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive’s devisee, legatee, or other designee or, if there be no such designee, to the Executive’s estate.

(b) Amendments, Waivers, Governing Law, Validity, Counterparts and Entire Agreement. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and such officers of the Company as maybe specifically designated by the Board. No waiver by either party hereto (the Company on one hand, and the Executive, on the other hand) at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Illinois without regard to its conflicts of law principles. The invalidity or enforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument. This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements (including the Employment Agreement), promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto; and any prior agreement of the parties hereto respect of the subject matter contained herein (other than the Employment Agreement and all outstanding stock option and other incentive equity and other long-term incentive awards granted to the Executive) is hereby terminated and canceled.

(c) Consent to Jurisdiction and Forum; Legal Fees and Costs. The Company and the Executive hereby expressly and irrevocably agree that any action, whether at law or in equity, arising out of or based upon this Agreement, the Employment Agreement, or the Executive’s employment by the Company shall only be brought in a federal or state court located in Chicago, Illinois. The Executive hereby irrevocably consents to personal jurisdiction in such court and to accept service of process in accordance with the provisions of such court. In connection with any dispute arising out of or based upon this Agreement, the Employment Agreement, or the Executive’s employment by the Company, each party (the Company on one hand, and the Executive on the other hand) shall be responsible for its, their or his own legal fees and expenses, and all court costs shall be shared equally by the Company on one hand, and the Executive, on the other hand, unless the court apportions such legal fees or court costs in a different manner.

(d) Withholding. All payments made to the Executive pursuant to this Agreement shall be subject to applicable withholding taxes, if any, and any amount so withheld shall be deemed to have been paid to the Executive for purposes of amounts due to the Executive under this Agreement.

(e) Insurance; Indemnification. Until the Termination Date and during the applicable statute of limitations, laches or other period during which any legal, equitable or administrative action may be brought against the Executive following the Executive’s termination of employment from the Company and termination of service as a member of the Board of Directors of the Company, the Company agrees to maintain the Executive as an insured party on all directors’ and officers’ liability insurance maintained by the Company for the benefit of its directors and officers on at least the same basis as all other covered individuals and provide the Executive with at least the same corporate indemnification as its officers and directors.

(f) Voluntary Agreement. The Executive and the Company represent and agree that each has reviewed all aspects of this Agreement, has carefully read and fully understands all provisions of this Agreement, and is voluntarily entering into this Agreement. Each party represents and agrees that such party has had the opportunity to review any and all aspects of this Agreement, with the legal, tax and other advisor and advisors of such party’s choice before executing this Agreement, and have been fully advised as to same. This Agreement has been fully and freely negotiated by the parties hereto, shall be considered as having been drafted jointly by the parties hereto, and shall be interpreted and construed as if so drafted, without construction in favor of or against any party on account of its or his participation in the drafting hereof. The Company shall pay the Executive’s reasonable legal fees and expenses incurred in negotiating and preparing this Agreement, together with a gross-up for any taxes incurred by the Executive solely as a result of such payment, up to $30,000.

(g) Survival. The provisions of Sections 5, 6, 7, 8 and this Section 9 shall survive the termination of the Executive’s employment.

10. Employment Agreement. The parties agree and acknowledge that the Employment Agreement shall terminate on December 31, 2006.

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date and year first above written.

FREIGHTCAR AMERICA, INC.

/s/ John E. Carroll, Jr.
John E. Carroll, Jr.

By:	/s/ Camillo M. Santomero, III
Chairman of the Board